FOR IMMEDIATE RELEASE
CONTACT:
Ralph S. Nelson
President and Chief Executive Officer
(770) 795-4600

TRISM FILES FOR REORGANIZATION

KENNESAW, GA-December 18, 2001 -- TRISM, Inc. (OTC Bulletin Board: TSMX.OB), the nation's leading transportation company specializing in the transportation of environmental and secured materials such as hazardous waste, explosives, military munitions and radioactive materials, today announced it filed a petition for voluntary reorganization of its operations under Chapter 11 with the U.S. Bankruptcy Court for the Western District of Missouri. The filing affects not only TRISM, Inc. but also its various subsidiaries.

Several factors led to the Company's Chapter 11 filing, including high fuel costs for recent periods, difficulty in obtaining qualified drivers, industry-wide increases in insurance premiums and reduced shipping demand.

The Company expects to operate as debtor-in-possession and continue business as usual pending a sale contemplated by the Company being approved by the bankruptcy court. The Company will be filing motions with the court seeking approval of the continuation of Company compensation and benefit plans, and payment of funds due to certain suppliers of essential goods and services.

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This paragraph is included in this release in order to comply with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made above. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Among the factors that could cause different results are: the need for bankruptcy court approvals, access to cash collateral, the adequacy of and compliance with the debtor-in-possession financing, and the many uncertainties involved in operating a business in a chapter 11 bankruptcy environment. Additional information concerning other risk factors is contained in the company's SEC filings, copies of which are available from the company without charge.

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